Exhibit 10.25

BUILDING MATERIALS HOLDING CORPORATION
2004 AMENDED INCENTIVE AND PERFORMANCE PLAN
As of May 1, 2007

Section 1.	Purpose of Plan.

The purpose of this 2004 Incentive and Performance Plan (the "Plan") of Building Materials Holding Corporation (the "Company"), is to enable the Company to attract, retain and motivate its employees, directors, independent contractors and consultants by providing for or increasing the proprietary interests of such employees, directors, independent contractors or consultants in the Company. All share references in the Plan have been adjusted to reflect the two-for-one split in the Company's Common Stock effected in February 2006.

Section 2.	Persons Eligible Under Plan.

Any employee, director, independent contractor or consultant (each, a "Participant") of the Company or any of its direct or indirect subsidiaries, or any of its affiliates, or any corporation or other legal entity that becomes a subsidiary after the adoption of this Plan (each, a "Subsidiary"), shall be eligible to be considered for the grant of Awards under this Plan, provided that Incentive Stock Options may only be granted to employees of the Company or any Subsidiary and provided, further, that Eligible Directors shall only be eligible for Awards pursuant to Section 4.5 of the Plan.

Section 3.	Awards.

3.1 On behalf of the Company, the Committee is hereby authorized to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of common stock, par value $0.001, of the Company (the "Common Stock") or is an Annual Incentive Award. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

3.2 Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, performance units or performance shares, and cash, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

3.3 Awards may be issued, and shares of Common Stock may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the recipient of such Award.

3.4 Awards shall be granted subject to the terms, conditions and restrictions contained in an Award agreement (an "Award Agreement") between the Participant and the Company. Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

3.4.1 a provision permitting the recipient of such Award, including any recipient who is an officer of the Company, to pay the purchase price of the shares of Common Stock or other property issuable pursuant to such Award, and such recipient's tax withholding obligation, if any, with respect to such issuance, in whole or in part, by any one or more of the following:

3.4.1.1 the delivery of cash;

3.4.1.2 the delivery of other property deemed acceptable by the Committee;

3.4.1.3 the delivery of previously owned shares of capital stock of the Company; or

3.4.1.4 a reduction in the amount of Common Stock or other property otherwise issuable pursuant to such Award.

3.4.2 a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a Change of Control of the Company or the termination of the employment of the Participant. A "Change in Control" of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock are to be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company, or (ii) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any group), shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty (50%) percent or more of the Company's outstanding Common Stock, or (iv) if for any reason a majority of the Board is not comprised of "Continuing Directors," where a "Continuing Director" of the Corporation as of any date means a member of the Board who (x) was a member of the Board two years prior to such date and at all times through such date or (y) was nominated for election or elected to the Board with the affirmative vote of at least two-thirds of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a Continuing Director.

3.4.3 provisions relating to the status of an Award as an incentive stock option (an "Incentive Stock Option") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), including but not limited to:

3.4.3.1 a requirement that the exercise price for each Incentive Stock Option granted hereunder shall be not less than one hundred percent (100%) of the Fair Market Value (as defined in this Plan) of the Common Stock on the date such Award is granted to a Participant (110% if the Participant owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary);

3.4.3.2 a provision that any Incentive Stock Option granted under this Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants) and is exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative in the event of the Participant's death or disability;

3.4.3.3 a provision that for so long as required under Section 422 of the Code and the regulations promulgated thereunder, during the term of the Plan, the aggregate Fair Market Value of the Common Stock with respect to which Incentive Stock Options are first exercisable by a Participant under this Plan and all other plans of the Company, its parent or any Subsidiary during any calendar year shall not exceed $100,000 and options in excess of such amount shall be treated as non-qualified stock options. For the purpose of this paragraph, the Fair Market Value of the Common Stock shall be determined at the time the Incentive Stock Option is granted;

3.4.3.4 a requirement that any stock option may not be exercised after the expiration of seven years from the date such stock option is granted to a Participant; and

3.4.3.5 a provision that the Participant must notify the Company in writing of any sale or other disposition of shares of Common Stock acquired pursuant to an Incentive Stock Option if such sale or other disposition occurs (i) within two years of the grant of the Incentive Stock Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant.

3.4.4 a right to repurchase the Common Stock acquired upon exercise of an Award if Participant's employment or association with the Company or any Subsidiary is terminated for any reason, or in other circumstances, at either the exercise price thereof or the Fair Market Value thereof on the last day of the month preceding the month in which such termination or other circumstance occurs; provided, however, that if the right to repurchase is at the exercise price thereof, such repurchase right shall lapse at the rate of at least 20% of the shares per year over five years from the date the Award is granted. Such repurchase right shall be exercised for cash or cancellation of purchase money indebtedness for the shares within 90 days of termination of employment (or in the case of securities issued upon exercise of Awards after the date of termination, within 90 days after the date of exercise). Each certificate representing Common Stock subject to such provisions shall bear a legend to the effect that such shares are subject to certain repurchase rights of the Company.

3.4.5 a provision that upon a termination of employment for cause, the Participant will not be entitled to exercise or vest in any Award or other rights at any time after such termination. For purposes of this Plan, "cause" is defined as: (i) an act of dishonesty or willful misconduct; (ii) a breach of fiduciary duty owed to the Company, any Subsidiary or its stockholders involving personal profit or any other material breach of fiduciary duty; (iii) an act of fraud, embezzlement, malfeasance or misappropriation of Company property or any Subsidiary's property; (iv) a conviction of an illegal act or felony, or use of illegal drugs or controlled substances; or (v) a willful failure to perform reasonable duties, responsibilities or instructions from the Company or any Subsidiary. or

3.4.6 a provision entitling a Participant or Permitted Transferee to exercise Awards other than Incentive Stock Options after retirement as follows:

3.4.6.1 Retirement After Age 55. A Participant shall be entitled to exercise any of the Participant’s Awards other than Incentive Stock Options for a period of thirty-six (36) months from the date of such Participant’s retirement from employment after age 55 in accordance with the Company’s then-current retirement policy (or the then-current retirement policy of any parent or Subsidiary, if applicable), to the extent the Participant was entitled to exercise such Award on the date of the Participant’s retirement, and provided that the actual date of exercise is in no event after the expiration of the term of the Award. In the event that a Participant intends to retire from employment after age 55 and such Participant is the holder of one or more Incentive Stock Options, then such Participant shall be entitled, for a period of sixty (60) days ending on the date which is six (6) months prior to the Participant’s date of retirement, to elect to convert one or more Incentive Stock Options into non-statutory stock options by written request received by the Company within such sixty (60) day period and, thereafter, such newly converted non-statutory stock options shall be subject to the thirty-six (36) month exercise period set forth herein; provided that, such Participant actually retires on his or her retirement date. In the event a Participant fails to convert any Incentive Stock Option hereunder, then such Incentive Stock Options shall be governed by the provisions of Section 3.5.5 below.

3.4.6.2 Retirement at Age 60 or Older. A Participant shall be entitled to exercise any of the Participant’s Award according to the same provisions as stated in Section 3.4.2, except, that the Awards held by a Participant who retires at age 60 or older are also subject to the following accelerated vesting: In cases where a Participant retires at age 60 or older, with at least 15 years of service with the Company and predecessor companies, 50% of their unvested Awards at the date of retirement automatically vest and an additional 5% of their unvested Awards vest for each year of service beyond 15 years. In cases of Participants retiring at age 60 or older with 25 or more years of service all unvested Awards vest.

3.5 Any Award to acquire shares of Common Stock granted under this Plan shall comply with the following provisions:

3.5.1 the exercise price per share of Common Stock shall not be less than, in the case of stock options, 100% of the Fair Market Value of a share of Common Stock at the time the option is granted, except that the exercise price of an Incentive Stock Option shall be 110% of the Fair Market Value in the case of any person who owns, directly or indirectly through the application of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent and any Subsidiary;

3.5.2 the exercise period of the Award shall not be more than 60 months from the date the Award is granted;

3.5.3 the Award shall be nontransferable other than by will or the laws of descent and distribution; provided, however, that the transfer by a Participant to a trust created by the Participant for the benefit of the Participant or the Participant's family which is revocable at any and all times during the Participant's lifetime by the Participant and as to which the Participant is the sole trustee during his or her lifetime, will not be deemed to be a transfer for purposes of this Plan. In addition, under such rules and regulations as the Committee may establish pursuant to the terms of this Plan, a beneficiary may be designated with respect to an Award in the event of the death of a Participant. If the estate of the Participant is the beneficiary with respect to such grant, any rights with respect to such grant may be transferred to the person or entity (including a trust) entitled thereto under the will of such Participant or pursuant to the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of any Award to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (collectively, the "Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners, or (iv) any other person or entity that the Committee, in its discretion, may permit (collectively, when so approved by the Committee, a "Permitted Transferee"); provided that (1) such Award is not an Incentive Stock Option, (2) the Award Agreement pursuant to which such Award is granted is approved by the Committee, and expressly provides for transferability in a manner consistent with this Section 3.5.3, and (3) subsequent transfers of transferred Awards are prohibited except those in accordance with this Section 3.5.3. Following transfer, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Section 3.5.3, Section 10 and Section 13 hereof, the term "Participant" shall be deemed to refer to the Permitted Transferee. In addition, any provisions regarding termination of employment pursuant to Section 3.4.2, Section 3.4.4, Section 3.4.5, Section 3.4.6 or Section 3.5.5 hereof shall continue to be applied with respect to the original Participant. Following termination of a Participant, Awards shall be exercisable by the Permitted Transferee only to the extent, and for the periods specified in, Section 3.4.5 or Section 3.5.5, as applicable. Unless otherwise required by this Plan, the Company shall have no obligation to notify the Permitted Transferee as to events that may affect the exercisability or expiration of any Award, including, without limitation, the original Participant's termination of employment or association with the Company or any Subsidiary. Before any transfer becomes effective, the intended transferee (or his or her parents or legal guardians or agents) must execute an assumption agreement describing the rights and obligations of the intended transferee including, without limitation, who has the power to exercise the Award (if the intended transferee is a minor, partnership, trust or corporation or otherwise is not readily apparent who has the authority to exercise such option), who is responsible for taxes and to whom notices are to be delivered;

3.5.4 except as otherwise provided herein, in the case of an Award granted to persons other than officers or consultants of the Company or its affiliates, the Award's vesting period shall be at least 20% per year over five years from the date the Award is granted, subject to reasonable conditions including, without limitation, continued employment; in the case of an Award granted to officers or consultants of the Company or its affiliates, the Award shall vest at any time or during any period established by the Committee;

3.5.5 unless employment is terminated for cause (as defined above), and subject to Section 3.4.6, the Participant shall be entitled to exercise his or her Awards after termination of employment as follows:

3.5.5.1 at least six (6) months from the date of termination if termination was caused by death or disability within the meaning of Section 22(e)(3) of the Code; and

3.5.5.2 at least thirty (30) days from the date of termination if termination was caused by other than death or disability;

3.5.6 all Participants shall be provided with financial statements at least annually unless all Participants are key employees of the Company whose duties in connection with the Company assure them the equivalent information; and

3.5.7 any stock option shall be clearly identified as to its status as an "Incentive Stock Option" or a "non-qualified stock option."

3.6 Notwithstanding anything to the contrary herein, in no event may the Committee (i) amend the terms of any Award to provide for a lower exercise price after the date of grant of such Award, or (ii) issue new Awards in exchange for the cancellation of outstanding Awards, unless approved by a majority of the Company's stockholders.

Section 4	Terms of Awards Other Than Stock Options.

4.1 Stock Appreciation Rights. “Stock Appreciation Right” means any right granted to a Participant to receive, upon exercise by the Participant, the excess of (a) the Fair Market Value of one share of Common Stock on the date of exercise or, if the Committee shall so determine, at any time during a specified period before the date of exercise over (b) the grant price of the right on the date of grant, or if granted in connection with an outstanding stock option on the date of grant of the related stock option, as specified by the Committee in its sole discretion, which shall not be less than 100% of the Fair Market Value of one share of Common Stock on such date of grant of the right or the related stock option, as the case may be. Any payment by the Company in respect of such right may be made in, cash, shares of Common Stock, other property or any combination thereof, as the Committee, in its sole discretion, shall determine. Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific stock option. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a stock option may be granted at the same time such stock option is granted or at any time thereafter before exercise or expiration of such stock option. In the case of any Stock Appreciation Right related to any stock option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related stock option, except that a Stock Appreciation Right granted with respect to less than the full number of shares of Common Stock covered by a related option shall not be reduced until the exercise or termination of the related stock option exceeds the number of shares of Common Stock not covered by the Stock Appreciation Right. Any stock option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

4.2 Restricted Stock. “Restricted Stock” means any share of Common Stock issued with the contingency or restriction that the holder may not sell, transfer, pledge or assign such share of Common Stock and with such other contingencies or restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any contingency or restriction on the right to vote such share of Common Stock and the right to receive any cash dividends), which contingencies and restrictions may lapse separately or in combination, at such time or times, in installments or otherwise, as the Committee may deem appropriate.

4.2.1 Issuance. A Restricted Stock Award shall be subject to contingencies or restrictions imposed by the Committee during a period of time specified by the Committee (the “Restricted Period”). Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Awards of Restricted Stock may be made without regard to the Fair Market Value of the shares of Common Stock, provided, however, that Awards of Restricted Stock may not exceed 25% of the maximum number of shares subject to Awards in any calendar year.

4.2.2 Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment for any reason during the Restricted Period, all shares of Restricted Stock still subject to contingency or restriction shall be forfeited by the Participant and reacquired by the Company. Non-restricted shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the Participant promptly after the Restricted Period, as determined or modified by the Committee, shall expire.

4.2.3 Minimum Vesting Condition. The minimum Restricted Period applicable to any Restricted Stock Award that is not subject to performance conditions restricting transfer shall be three (3) years from the date of grant; provided, however, that a Contingency Period of less than three (3) years may be approved for such Awards with respect to up to 10,000 shares of Common Stock under the Plan.

4.3 Performance Awards. “Performance Award” means any Award of Performance Shares or Performance Units. Performance Awards may be granted hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, without regard to the Fair Market Value of the shares of Common Stock, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as for Awards that are accelerated in connection with a Change of Control, Performance Awards will be paid only after the end of the relevant Performance Period. Performance Awards may be paid in cash, shares of Common Stock, other property or any combination thereof, in the sole discretion of the Committee, at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be paid shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis. “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured. A Performance Period may not be less than one year. “Performance Share” means any grant of a unit valued by reference to a designated number of shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter. “Performance Unit” means any grant of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

4.4 Other Stock Unit Awards. Other Awards of shares of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be granted hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, without regard to the Fair Market Value of the shares of Common Stock, either alone or in addition to other Awards granted under the Plan. Other Stock Unit Awards may be paid in shares of Common Stock, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants of the Company and its Subsidiaries to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards and all other conditions of the Awards. The provisions of other Stock Unit Awards need not be the same with respect to each recipient.

4.5 Non-Discretionary Grants to Non-Employee Directors. Shares of Common Stock will be automatically issued to Eligible Directors as follows:

4.5.1 Annual Issuances. On each Annual Issue Date, immediately after the annual election of directors, the Company shall issue to each Eligible Director then in office a number of shares of Common Stock equal to Fifty Thousand Dollars ($50,000) divided by the closing price on the relevant Annual Issue Date of one share of Common Stock on the New York Stock Exchange, rounded up to the nearest 100 shares, for a purchase price of $0.01 per Share.

4.5.2 Termination of Membership on the Board. If an Eligible Director's membership on the Board terminates for any reason, no further shares of Common Stock shall be issued under this Plan to such Eligible Director on or after such date of termination.

4.5.3 Certain Definitions. "Annual Issue Date" shall mean the date of the Company's Annual Meeting of Shareholders. "Eligible Director" shall mean any person who is a member of the Board of Directors and who is not a full or part-time employee of the Company or of any parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company, and who has not been an employee of the Company or of any parent or Subsidiary of the Company within one (1) year prior to participation in this Plan.

4.6 Annual Incentive Awards. Annual Incentive Awards are granted to senior executive officers of the Company based on the attainment of performance goals specified by the Committee. The Award period for an Annual Incentive Award is a fiscal year. No more than ninety (90) days after the beginning of each Award period, the Committee shall establish in writing the specific performance goals to be achieved, and the formula pursuant to which the amount of the Annual Incentive Award (equal to a specified percentage of a Participant's salary) shall be determined based on the attainment of specified levels of the applicable performance goals. The formula may take into account performance goals achieved in prior years. To the extent that an Annual Incentive Award is intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, it shall not, when combined with other "performance-based compensation" (excluding any such compensation received pursuant to an option or stock appreciation right granted under this Plan) exceed $5,000,000 in any given Award period. Performance goals shall be based on one or any combination of the following business criteria: revenue; net income or net income per share; earnings before interest, taxes, depreciation and amortization; return on sales; return on assets; return on shareholders’ equity; cash flow; economic value added; cumulative operating income; return on investment; total shareholders’ return; cost reductions; or achievement of environment and health and safety goals of the Company or a Subsidiary or business unit of the Company or a Subsidiary for or within which the Participant primarily is employed. As soon as practical after the conclusion of each fiscal year, the Committee shall determine whether, and the extent to which, the performance goals for such fiscal year have been satisfied and the level of the Annual Incentive Award that has been earned. Payment of earned Annual Incentive Awards shall be made in cash.

Section 5.	Stock Subject to Plan.

5.1 Subject to adjustment as provided in Section 8, at any time, the aggregate number of shares of Common Stock issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan shall not exceed Two Million Four Hundred Thousand (2,400,000) shares, as adjusted for any stock splits or dividends; and provided further that adjustments pursuant to Section 8 with respect to Incentive Stock Options issued under this Plan, shall be limited to those that will not adversely affect the status of options as Incentive Stock Options. The share reserve set forth in this Section 5.1 along with all other share references in the Plan has been adjusted to reflect the two-for-one split in the Company's Common Stock effected in February 2006.

5.2 For purposes of Section 5.1 of this Plan, the aggregate number of shares of Common Stock issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

5.2.1 the number of shares of Common Stock that were issued prior to such time pursuant to Awards granted under this Plan, other than shares of Common Stock that were subsequently reacquired by the Company pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership, such as dividends; plus

5.2.2 the maximum number of shares of Common Stock that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

5.3 For clarification purposes, if an Award expires or becomes unexercisable without having been exercised in full, or is surrendered or exchanged, the unpurchased shares of Common Stock which were subject thereto shall become available for future grant under the Plan (unless the Plan has terminated); provided, however, that shares of Common Stock that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan, unless they are repurchased by the Company at their original purchase price.

5.4 The aggregate number of shares of Common Stock subject to Awards granted to any one Participant in any one year shall not exceed Four Hundred Thousand (400,000) shares. Such number shall be subject to adjustment as provided in Section 8; provided, however, that to the extent the Committee deems necessary, adjustments pursuant to Section 8 shall be limited to those that will not adversely affect the status of Awards as "performance-based compensation" within the meaning of Section 162(m) of the Code.

Section 6.	Duration of Plan.

No Awards shall be made under this Plan after February 10, 2011. Although shares of Common Stock may be issued after February 10, 2011 pursuant to Awards made on or prior to such date, no shares of Common Stock shall be issued under this Plan after February 10, 2018 (the "Termination Date").

Section 7.	Administration of Plan.

7.1 This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors consisting of two or more directors, who are independent directors (as determined in accordance with the rules of the New York Stock Exchange). With respect to any Awards intended to qualify for the "performance-based compensation" exception in Section 162(m) of the Code, the Committee shall, to the extent necessary, consist of two or more directors, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and such Award shall not be subject to Board approval. With respect to any Award subject to, and intended to be exempt from, Section 16 of the Exchange Act, such Award shall be granted in accordance with the provisions of Rule 16b-3 of the Rules promulgated under the Exchange Act.

7.2 Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

7.2.1 adopt, amend and rescind rules and regulations relating to this Plan;

7.2.2 determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

7.2.3 grant Awards to Participants and determine the terms and conditions thereof, including the number of shares of Common Stock issuable pursuant thereto;

7.2.4 accelerate the exercisability of an Award or extend the period during which an owner of an Award may exercise his or her rights under such Award (but not beyond the Termination Date);

7.2.5 determine whether, and the extent to which adjustments are required pursuant to Section 8 hereof; and

7.2.6 interpret and construe this Plan and the terms and conditions of any Award granted this Plan.

Notwithstanding anything in this Section 7 to the contrary, the Committee shall not be empowered or entitled to take any action or exercise any discretion that would cause an Award intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code to fail such qualification.

Section 8.	Adjustments.

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than cash dividends) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then the Committee shall make appropriate and proportionate adjustments in (i) the number, exercise price and type of shares or other securities or cash or other property, as applicable, that may be acquired pursuant to Incentive Stock Options and other Awards theretofore granted under this Plan, (ii) the maximum number and type of shares or other securities that may be issued pursuant to Incentive Stock Options and other Awards thereafter granted under this Plan, and (iii) the maximum number of shares of Common Stock that may be subject to Awards granted during any twelve-month period to any Participant, as provided in Section 5.4 hereof; provided, however, that no adjustment shall be made to the number of shares of Common Stock that may be acquired pursuant to outstanding Incentive Stock Options or the maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under this Plan to the extent such adjustment would result in such options being treated as other than Incentive Stock Options; provided, further, that no such adjustment shall be made to the extent the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code.

Section 9.	Code Section 162(m) Provisions.

9.1 Application of Section. Notwithstanding any other provision of this Plan, this Section 9 shall apply to any Award of Restricted Stock, Performance Award, or Other Stock Unit Award that is granted to a Participant who is, or who is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a "covered employee" within the meaning of Section 162(m)(3) of the Code, but only to the extent that the Company's deduction for compensation paid to such Participant is limited pursuant to Section 162(m) of the Code.

9.2 Performance Conditions. If an Award is subject to this Section 9, then the lapsing of contingencies or restrictions thereon (in the case of an Award subject to contingencies or restrictions), or the distribution of cash, shares of Common Stock, or other property pursuant thereto (in the case of an Award not subject to contingencies or restrictions), as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee. No later than ninety (90) days after the beginning of each Award period, or, in the case of an Award period that is shorter than one (1) year, no later than the date that represents twenty-five percent (25%) of the number of days in such Award period, the Committee shall establish in writing the specific performance goals to be achieved, and the formula pursuant to which the amount of the Award or Awards shall be determined based on the attainment of specified levels of the applicable performance goals. Performance goals shall be based on one or any combination of the following business criteria: revenue; net income or net income per share; earnings before interest, taxes, depreciation and amortization; return on sales; return on assets; return on shareholders’ equity; cash flow; economic value added; cumulative operating income; return on investment; total shareholders’ return; cost reductions; or achievement of environment and health and safety goals of the Company or a Subsidiary or business unit of the Company or a Subsidiary for or within which the Participant primarily is employed. An Award subject to this Section 9 shall not, when combined with other "performance-based compensation" (excluding any such compensation received pursuant to an option or stock appreciation right granted under this Plan), exceed $5,000,000 in any given fiscal year.

9.3 Adjustment of Awards. The Committee may not increase the amount payable pursuant to, waive the achievement of the performance goals applicable to, or accelerate the lapsing of contingencies or restrictions with respect to, an Award subject to this Section 9. The foregoing sentence is not required to apply to an Award payable in connection with a Change of Control, however, if it does not apply, such Award will in no event qualify as "performance-based compensation" to the extent required by law.

9.4 Committee Authority. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

Section 10.	Amendment and Termination of Plan.

The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:

10.1 No such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and

10.2 If an amendment to this Plan would (i) increase the maximum number of shares of Common Stock that may be issued pursuant to (1) all Awards granted under this Plan, (2) all Incentive Stock Options granted under this Plan, or (3) Awards granted under this Plan during any calendar year to any one Participant, (ii) change the class of persons eligible to receive Awards under this Plan, or (iii) affect this Plan's compliance with applicable provisions of the Code, as amended from time to time, the amendment shall be subject to approval by the Company's stockholders to the extent required to comply with Sections 422 and 162(m) of the Code, and other applicable provisions of or rules under the Code, as amended from time to time.

Section 11.	Effective Date of Plan.

This Plan shall be effective as of February 10, 2004, the date upon which it was approved by the Board; provided, however, that no options or other Awards may be issued under this Plan until it has been approved by the affirmative votes of the holders of a majority of the outstanding securities of the Company entitled to vote for directors, which approval shall be obtained within twelve months from the date hereof.

Section 12.	Definition of Fair Market Value.

For purposes of this Plan, "Fair Market Value" of the Company's Common Stock shall mean (i) if the shares of Common Stock are listed on the New York Stock Exchange, the closing sales price of the Common Stock on the relevant date as reported in the Wall Street Journal, (ii) if the shares of Common Stock are not listed on the New York Stock Exchange, the average of the closing bid and asked prices per share for the Common Stock in the over-the-counter market as quoted on the New York Stock Exchange on the relevant date, or (iii) if the shares of Common Stock are not listed on the New York Stock Exchange, an amount determined in good faith by the Committee.

Section 13.	No Stockholder and Employment Rights.

13.1 A Participant shall have no stockholder rights with respect to the shares of Common Stock subject to his or her outstanding Awards until such shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

13.2 Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Company, its parent or any Subsidiary for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company, its parent or any Subsidiary or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

Section 14.    Termination of Prior Plans. No stock options or other awards may be granted under the Prior Plans after the date of stockholder approval of this Plan, but all such awards theretofore granted shall extend for the full stated terms thereof in accordance with the terms of the Prior Plans. The term "Prior Plans" means the Company's 1991 Senior Management and Field Management Plan, the 1992 Non-Qualified Stock Option Plan, the 1993 Employee Stock Option Plan, the 1993 Second Amended and Restated Non-Employee Stock Option Plan and the 2000 Stock Incentive Plan.